================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BRE PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF BRE PROPERTIES]

                              BRE PROPERTIES, INC.
                        44 Montgomery Street, 36th Floor
                            San Francisco, CA 94104

                                                                  March 27, 2000

Dear Shareholder:

  It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Tuesday, May 16, 2000 at 10:00 a.m. Pacific Daylight time, in The Way Things Work Auditorium of the Sony Metreon, 101 Fourth Street, San Francisco, California.

  This booklet includes the notice of meeting and proxy statement, which contain information about the formal business to be acted on by shareholders. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Meeting, you will have the opportunity to speak informally with the directors and officers.

  At the Annual Meeting, you will be asked to vote on: (i) electing three Class III directors for a term of three years, (ii) approving an amendment to increase the maximum number of shares that may be issued for options granted under the Company's Amended and Restated Non-Employee Director Stock Option Plan from 1,550,000 shares to 2,300,000 shares and (iii) such other matters as may properly come before the Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE THREE DIRECTOR NOMINEES AND TO APPROVE THE OTHER ITEM TO BE VOTED ON AT THE ANNUAL MEETING.

  It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the enclosed form of proxy promptly, or you may utilize our telephone or Internet voting procedures, as more fully described in this document. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

  Please vote promptly, and we look forward to seeing you at the Annual
Meeting.

                                         Sincerely,

                                         BRE Properties, Inc.

                                         /s/ Frank C. McDowell
                                         Frank C. McDowell
                                         President & Chief Executive Officer

                             BRE PROPERTIES, INC.

                   Notice of Annual Meeting of Shareholders

                               ----------------

  Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc. will be held on May 16, 2000 at 10:00 a.m. Pacific Daylight time, in The Way Things Work Auditorium of Sony Metreon, 101 Fourth Street, San Francisco, California, for the following purposes:

  1. To elect three Class III directors for a term of three years.

  2. To approve an amendment increasing the maximum number of shares that may be issued for options granted under the Company's Amended and Restated Non-Employee Director Stock Option Plan from 1,550,000 shares to 2,300,000 shares.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 10, 2000 are entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          LeRoy E. Carlson,
                                          Secretary
Dated: March 27, 2000

                             BRE PROPERTIES, INC.
                       44 Montgomery Street, 36th Floor
                         San Francisco, CA 94104-4809
                           Telephone: (415) 445-6530
                           Facsimile: (415) 445-6505

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Shareholders

  The enclosed proxy is solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 16, 2000 at 10:00 a.m. Pacific Daylight time, or at any adjournment thereof. The meeting will be held in The Way Things Work Auditorium of the Sony Metreon, 101 Fourth Street, San Francisco, California. At the meeting, holders of record of the Company's common stock ("Common Stock") at the close of business on March 10, 2000 (the "Record Date") are entitled to vote. On that date, the Company's outstanding capital stock consisted of 44,702,341 shares of Common Stock, each share of which is entitled to one vote at the meeting and 2,150,000 shares of the Company's 8 1/2% Series A Cumulative Redeemable Preferred Stock, which is not entitled to vote at the meeting.

  The cost of soliciting proxies in the enclosed form will be borne by the Company. Directors, officers and employees of the Company may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy. This Proxy Statement and the enclosed proxy card are scheduled to be mailed to shareholders commencing on or about March 27, 2000.

  The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company's Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held directly by the shareholder.

  In lieu of mailing the proxy card in the postage-paid envelope provided, shareholders of record can vote their shares by either calling the toll-free telephone number on the proxy card or by accessing the Web site at the address listed on the proxy card. Both the telephone voting and Internet voting procedures are designed to authenticate shareholders by use of a control number on your proxy card. These procedures allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card.

  All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the Company. If no vote is specified in an executed proxy, the shares represented by such signed proxy will be voted for the election of the three nominees for Class III Director, in favor of the other proposal set forth in the notice attached hereto, and in the proxy holder's discretion, upon such other business as may properly come before the meeting. The three nominees for election as Class III Directors who receive the highest number of votes voting in person or by proxy at the Annual Meeting, provided a quorum is present and voting, shall be elected as directors (Proxy Item No. 1). The affirmative votes of the holders of a majority of the shares present and voting in person or by proxy at the Annual Meeting, provided a quorum is present and voting, shall be required to approve the amendment of the Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan") (Proxy Item No. 2).

  In tallying shareholder votes, abstentions (i.e., shares for which a proxy is presented but abstains from voting on one or more matters) and "broker non-votes" (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting. However, abstentions and non-votes will not constitute votes for or against any proposal and will be disregarded in determining votes cast.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

  Ernst & Young LLP, certified public accountants, has provided services to the Company during the past fiscal year, which included the examination of the Company's annual report to shareholders on Form 10-K and preparation of the Company's Federal and state income tax returns. A representative of Ernst & Young LLP will be at the annual meeting of shareholders to respond to appropriate questions concerning the financial statements of the Company.

  The Company's principal executive offices are located at 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809. The Company's telephone number is (415) 445-6530.

                             ELECTION OF DIRECTORS
                              (Proxy Item No. 1)

  The Company's Board of Directors (the "Board") consists of nine members, divided into three classes, designated Class I, Class II and Class III. The Articles of Incorporation provide that there shall be from three to 15 directors, as determined from time to time by the Board. Currently, there are three Class I directors, three Class II directors and three Class III directors.

  At the Annual Meeting, three Class III directors are to be elected for a term of three years (expiring in the year 2003) or until the election and qualification of their successors. The persons proposed for re-election as the Class III directors are William E. Borsari, Edward E. Mace and Frank C. McDowell. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the re-election of Messrs. Borsari, Mace and McDowell, who are the present Class III directors.

  In the unanticipated event that any nominee should become unavailable for election, or upon election should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.

  The following table sets forth certain information as to the nominees, as well as the other current members of the Board, including their age, principal business experience during the past five years, the year they each first became a director, Board committee membership, and other directorships currently held in companies with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any Company registered as an Investment Company under the Investment Company Act of 1940.

Nominees--Class III Directors:

                     Principal Business Experience       Director     Board Committee
        Name            During Past Five Years       Age Since (1)       Membership
        ----         -----------------------------   --- --------  ----------------------
 William E. Borsari Chairman or President, The        61   1992      Asset Management*,
                     Walters Management Company, a                 Executive, Development
                     real estate asset management                     and Acquisitions
                     company, for more than five
                     years.

 Edward E. Mace     President and Chief Executive     48   1998     Strategic Planning*
                     Officer of Fairmont Hotels &
                     Resorts-U.S. /Mexico division
                     based in San Francisco since
                     1999. President and Chief
                     Executive Officer of Fairmont
                     Hotels 1996--1999. Midwest
                     regional director for
                     management consulting for the
                     Real Estate Industry Group of
                     KPMG Peat Marwick from 1994
                     to 1996. President and
                     managing partner for Lincoln
                     Property Company of Europe
                     from 1990 to 1994.

 Frank C. McDowell  President and Chief Executive     51   1995          Executive,
                     Officer of the Company since                    Strategic Planning
                     June 1995. Chief Executive
                     Officer and Chairman of
                     Cardinal Realty Services,
                     Inc., 1992-95.

                       Principal Business
                           Experience
                        During Past Five                  Director      Board Committee
 Name                         Years                   Age Since (1)       Membership
 ----                  ------------------             --- --------      ---------------

Class I Directors--Term Expires in 2001:

 Robert A. Fiddaman   Chairman of SSR Realty           62   1998        Development and
                       Advisors, a real estate                      Acquisitions, Strategic
                       investment and management                           Planning
                       firm, from 1996 to 1997.
                       President and Chief Executive
                       Officer of Metric Realty from
                       1993 to 1996.

 Roger P. Kuppinger   President, The Kuppinger         59   1995       Capital Markets*,
                       Company, a private financial                          Audit
                       advisor to public and private
                       companies, since February
                       1994. Senior Vice President
                       and Managing Director, Sutro
                       & Co., Inc., an investment
                       banking company, from 1969 to
                       February 1994. Director,
                       Realty Income Corporation.

 Arthur G. von Thaden President and Chief Executive    68   1981            Audit*,
                       Officer of the Company from                     Asset Management
                       1987 to June 1995. Chief
                       Executive Officer,
                       BankAmerica Realty Services,
                       Inc., a real estate
                       investment advisory firm,
                       from 1970 to 1987.

Class II Directors--Term Expires in 2002:

 John McMahan         Chairman of the Board of the     62   1993          Executive*,
                       Company. Managing Principal,                   Strategic Planning,
                       The McMahan Group, real                         Capital Markets,
                       estate strategic management                       Compensation
                       consultants, since 1996.
                       President, John McMahan
                       Associates, Inc., a
                       management consulting firm,
                       and McMahan Real Estate
                       Securities, Inc., a real
                       estate investment firm, 1994
                       to 1996. President and Chief
                       Executive Officer,
                       Mellon/McMahan Real Estate
                       Advisors, Inc., a real estate
                       advisory firm, 1990-94.
                       Executive Director, The
                       Center for Real Estate
                       Enterprise Management, since
                       1999.


                   Principal Business Experience      Director  Board Committee
       Name           During Past Five Years      Age Since (1)   Membership
       ----        -----------------------------  --- --------  ---------------
 L. Michael Foley Principal, L. Michael Foley      61   1994    Compensation*,
                   and Associates, real estate                      Audit,
                   and corporate consulting,                    Capital Markets
                   since 1996. Senior Vice
                   President and Chief Financial
                   Officer, Coldwell Banker
                   Corporation, 1995-1996.
                   Chairman and Chief Executive
                   Officer, Sears Savings Bank,
                   1989-93. Senior Executive
                   Vice President, Coldwell
                   Banker Real Estate Group,
                   Inc., 1986-93. Executive Vice
                   President, Homart Development
                   Co., 1983-- 1993. Director
                   and executive committee
                   member, Western Property
                   Trust.

 Gregory M. Simon Self-employed as a private       58   1991    Development and
                   investor, since 1991. Senior                 Acquisitions*,
                   Vice President, H.F. Ahmanson                 Compensation
                   & Co. and Home Savings of
                   America, from 1983 to 1991.
                   Officer and Director, Golden
                   Orange Broadcasting, a
                   privately held corporation.

--------
* Denotes committee chairman.

(1) For Mr. von Thaden, includes service as a trustee of the Company's predecessor, BankAmerica Realty Investors. For Messrs. Kuppinger, Simon and Borsari (who joined the Board in March 1996), includes service as a trustee of Real Estate Investment Trust of California ("RCT"), which merged with the Company in March 1996.

Vote Required

  The three nominees who receive the highest numbers of votes shall be elected as Class III directors. The Board of Directors unanimously recommends that the shareholders vote FOR Messrs. Borsari, Mace and McDowell.

Board and Committee Meetings; Compensation of Directors

  During the year ended December 31, 1999, the Board held 11 regular meetings and no special meetings. All of the directors attended 75% or more of the meetings of the Board and the committees on which they served during 1999.

  In response to the Company's rapid growth since 1995, the Board has created several committees in order to more effectively direct and review the Company's operations and strategic outlook. In addition, the committees allow management timely interface and response to factors affecting the ongoing operations of the Company. Further, management regularly consults with committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions. While the committee structure has improved the level of Board oversight, it has also greatly increased the effort and time required of Board members who serve on the various committees.

  The Board has established the following committees: Audit, Executive, Compensation, Strategic Planning, Capital Markets, Development and Acquisitions and Asset Management. The present members of these committees are indicated in the preceding section of this Proxy Statement.

  The Audit Committee reviews the consolidated financial statements and accounting policies with both management and the independent auditors. Such review includes an assessment as to whether the consolidated financial statements are complete and consistent with information known to them and reflect appropriate accounting principles. The Audit Committee also reviews the insurable risks impacting the Company and the management thereof. The Audit Committee meets with the independent auditors in preparation for, and in review of, the annual audit. These responsibilities are more specifically contained in the attached Charter and Powers of the Audit Committee of the Board of Directors of BRE Properties, Inc., which was approved by the full Board of Directors on October 25, 1999. During 1999, the Audit Committee met formally five times.

  The Executive Committee has all powers of the Board in the management and affairs of the Company, subject to limitations prescribed by the Board and by Maryland law, but meets only in the event of unusual or exceptional circumstances affecting the Company. The Executive Committee did not meet during 1999.

  The Compensation Committee reviews the compensation of officers and the management succession plan, administers the Company's stock compensation plans and nominates directors. The Compensation Committee met numerous times on an informal basis, and met formally nine times during 1999.

  The Strategic Planning Committee supplements and assists the full Board in the review and definition of a strategic plan for the Company, including such considerations as growth, geographic concentration and asset type. Further, the Strategic Planning Committee conducts an ongoing evaluation and assessment of the Company's prospects and future in the industry. The Strategic Planning Committee did not formally meet during 1999; however, committee members discussed strategic planning issues during full Board meetings, including a meeting specifically devoted to strategic planning.

  The Capital Markets Committee reviews and establishes a capital markets strategy and supervises management's implementation of such strategy. Further, the Capital Markets Committee is delegated certain powers from time to time in the execution of the financial affairs of the Company. The Capital Markets Committee met formally six times during 1999 and had extensive informal meetings as well as discussions of capital market issues with the full Board.

  The Development and Acquisitions Committee reviews, analyzes and recommends to the Board whether proposed development opportunities and acquisitions should be undertaken. This process includes site visits to properties and meeting with management and staff to review potential development opportunities and acquisitions. The Development and Acquisitions Committee met formally nine times during 1999.

  The Asset Management Committee reviews property performance and annual budgets and determines which assets should be divested. The Asset Management Committee met formally two times during 1999 and held numerous informal meetings, including meetings with management and several property tours.

  The Company has adopted a policy of paying retainer and meeting fees for non-employee directors solely in stock options that have an exercise price equal to the fair market value of the Common Stock on the date of grant. The Director Plan provides that each non-employee director will receive annual stock options for 25,000 shares of Common Stock (50,000 shares for the Chairman of the Board) in lieu of cash compensation. Options for an additional 5,000 shares may be granted to each non-employee director if for the preceding fiscal year the increase in the Company's funds from operations ("FFO") per share over the prior year places the Company at or above the 80th percentile in this category for the ten largest publicly traded multifamily real estate investment trusts. In the event the FFO is below the 50th percentile, the non-employee directors receive no additional options. If the FFO places the Company between the 50th to 80th percentiles, the non-employee directors receive a pro rated number of options. Further, options for up to 8,000 shares will be granted per non-employee director for committee membership and/or chairmanship. However, non-employee directors who serve as members of the Executive Committee do not receive stock options as compensation for such committee membership. Options granted under the Plan have a term of ten years and the automatic annual grants become exercisable as to one-twelfth of the options per month, so that the options are fully vested by the first anniversary of the date of grant. The additional option grant for 5,000 shares related to the FFO per share increase (if such requirement has been met) vests immediately. All non-employee directors are also reimbursed for their reasonable out-of-pocket expenses in attending meetings. No options were granted to the non-employee directors based on the Company's 1999 performance in accordance with the calculation described above.

  The Board has adopted a share ownership guideline of having each new director own within three years of joining the Board a number of shares of Common Stock equal to $150,000 divided by the price of a share of the Common Stock. In order to facilitate share ownership and retention, the Director Plan provides for reload options, as discussed in footnote 2 on page 10. During 1999, 140,681 reload options were granted to non-employee directors.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with, except for Ms. Barr, who inadvertently filed late reports showing her purchase of 17 shares in September 1998 and 34 shares in December 1998 pursuant to the Company's Direct Stock Purchase and Dividend Reinvestment Plan.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth, as of February 29, 2000, information regarding the shares of Common Stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of the Common Stock, by each director, by each named executive officer (as hereinafter defined) and by all directors and executive officers as a group. The amounts shown are based on information provided by the individuals named.

                                 COMMON STOCK

                                                  Shares           Percentage
                                               Beneficially       Beneficially
               Name and Address                  Owned(1)         Owned(1)(2)
               ----------------                ------------       ------------
Prudential Insurance Company of America ......  3,139,006 (3)(4)      6.8%
 751 Broad Street
 Newark, NJ 07102-3777
State Farm Insurance Companies................  3,230,803 (3)(5)      7.0%
 One State Farm Plaza
 Bloomington, IL 61710
John McMahan..................................    151,434 (6)
William E. Borsari............................    133,237 (7)
Robert A. Fiddaman............................     62,692 (8)
L. Michael Foley..............................    135,702 (9)
Roger P. Kuppinger............................    117,602(10)
Edward E. Mace................................     61,575(11)
Frank C. McDowell.............................    228,766(12)
Gregory M. Simon..............................    176,245(13)
Arthur G. von Thaden..........................    109,730(14)
LeRoy E. Carlson..............................    110,190(15)
Bruce Ward....................................    609,422(16)         1.3%
John H. Nunn..................................     87,370(17)
Lauren L. Barr................................     63,897(18)
All directors and executive officers as a
 group (13 persons)...........................  2,047,862             4.4%

--------
(1) The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.

 (2) Except where otherwise indicated, does not exceed 1%.
 (3) Based on information furnished by the holder or contained in filings made with the Securities and Exchange Commission.
 (4) The Prudential Insurance Company of America ("Prudential") may have direct or indirect voting and/or investment discretion over 3,139,006 shares of the Company's common stock which are held for the benefit of Prudential's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.
 (5) Includes 3,226,388 shares held by State Farm Mutual Automobile Insurance Company, and 4,415 shares held by State Farm Variable Product Trust. Each entity in the State Farm Insurance Companies group disclaims beneficial ownership as to all shares for which such entity has no right to receive the proceeds of the sale of such shares.
 (6) Mr. McMahan--includes 19,863 shares he owns directly, and 131,571 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
 (7) Mr. Borsari--includes 1,412 shares he owns directly, 956 shares held by his wife, 18,725 shares held in an intervivos trust and 112,144 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
 (8) Mr. Fiddaman--includes 6,127 shares he owns outright and 56,565 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
 (9) Mr. Foley--includes 16,938 shares owned by a family trust of which Mr. Foley and his wife are trustees and share voting and investment power, and 118,764 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
(10) Mr. Kuppinger--includes 16,417 shares he owns outright and 101,185 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
(11) Mr. Mace--includes 3,343 shares owned by a deferred compensation plan other than BRE's defined compensation plan and 58,232 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
(12) Mr. McDowell--includes 27,521 shares he owns directly, 1,450 shares held by his wife in which he disclaims any interest, 105,902 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000, 8,893 restricted shares and 85,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.
(13) Mr. Simon--includes 58,120 shares he owns directly, 2,112 shares owned by his wife as separate property, 4,274 shares held in trust for his children of which Mr. Simon is the trustee and 111,739 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
(14) Mr. von Thaden--includes 43,252 shares he owns directly, 252 shares held by his wife in her Individual Retirement Account, as to which Mr. von Thaden has no voting or investment power, and 66,226 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
(15) Mr. Carlson--includes 8,117 shares he owns directly, 64,591 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000, 1,482 restricted shares and 36,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.
(16) Mr. Ward--includes 393 shares he owns directly, 577,547 units of interest in a subsidiary of the Company which are exchangeable into Common Stock on a 1:1 basis or, at the Company's election, cash in an amount equal to the market value at the time of the exchange of the Common Stock issuable upon such exchange,

     20,000 units of interest which have been earned but not issued, 1,482 restricted shares and 10,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000.
(17) Mr. Nunn--includes 21,317 shares he owns directly, 32,071 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000, 1,482 restricted shares and 32,500 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See
     Stock Loans.
(18) Ms. Barr--includes 13,887 shares she owns directly, 36,224 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 2000, 1,786 restricted shares and 12,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See
     Stock Loans.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

  The following table summarizes the compensation paid to the Company's Chief Executive Officer and the four other highest paid executive officers (the "named executive officers") for the years ended December 31, 1999, 1998 and 1997.

                                         Annual               Long-Term
                                      Compensation       Compensation Awards
                                   ------------------  -----------------------
                                                                   All Other
         Name and                                       Options/  Compensation
    Principal Position     Year    Salary($) Bonus($)  SARs(#)(1)  ($)(2)(3)
    ------------------     ----    --------- --------  ---------- ------------
Frank C. McDowell......... 1999    $348,917  $175,000   160,000      $4,800
 President and Chief       1998
  Executive                         350,632   262,000   135,000       4,500
 Officer                   1997     348,001   348,001    30,000      29,834
LeRoy E. Carlson.......... 1999    $248,047  $120,000    31,000      $8,080
 Executive Vice President  1998
  and Chief                         233,590   100,000    30,000       7,550
 Financial Officer         1997     225,672   100,000    25,000       5,673
Bruce C. Ward............. 1999    $246,154        (4)   25,000      $4,800
 Executive Vice President, 1998     183,894  $100,000       --        4,500
 Development               1997(5)      --        --     25,000         --
John H. Nunn.............. 1999    $221,154  $100,000    30,000      $8,080
 Executive Vice President, 1998     194,295    90,000    30,000       7,550
 Asset Management          1997     174,229    40,000    25,000       5,675
Lauren L. Barr............ 1999    $148,372  $ 70,000    24,000      $4,800
 Senior Vice President     1998     126,462    60,000    20,500       4,500
 Strategic Planning        1997     117,136    45,000    15,000       2,375

--------
(1) Does not include restricted share grants pursuant to reload stock options as follows:

                                                                     Restricted
                                                      Reload Grants Share Grants
                                                      ------------- ------------
                                                       1999   1998      1999
                                                      ------ ------ ------------
      Mr. McDowell................................... 38,333 40,902    11,250
      Mr. Carlson....................................    --  40,591     1,875
      Mr. Ward.......................................    --     --      1,875
      Mr. Nunn.......................................    --  12,071     1,875
      Ms. Barr.......................................  5,487  3,636     1,500

  No options with a reload provision were granted in 1997. There were no restricted share grants in 1998 or 1997.

(2) Consists of contributions to the Company's defined contribution retirement plan (401(k) Plan) on behalf of the named executive officers. Also includes the Company's payments of $27,459 in 1997 for Mr. McDowell, representing the value of the Supplemental Retirement Plan ("SERP") which he would have received had the SERP not been terminated in 1996. Additionally includes for Messrs. Carlson and Nunn for 1999, 1998 and 1997, the $3,280, $3,050 and $3,300 benefit, respectively, of an interest-free $50,000 loan, assuming a market interest rate equal to the Company's borrowing cost.
(3) Does not include potential loan forgiveness. See Stock Loans. While the amount to be forgiven is not yet determinable, the following amounts were expensed on the Company's financial statements.

                                                         1999     1998    1997
                                                        ------- -------- -------
      Mr. McDowell..................................... $88,889 $145,379 $63,583
      Mr. Carlson...................................... $34,629 $ 51,678 $19,725
      Mr. Nunn......................................... $33,572 $ 51,678 $19,725
      Ms. Barr......................................... $ 8,910 $  8,354     --

(4) Mr. Ward may receive a bonus of $100,000, pending the successful completion of certain transactions.
(5) Mr. Ward joined the Company in January 1998.

Option Grants in 1999

  The following table sets forth: (i) grants of stock options made by the Company during 1999 to each of the named executive officers based on the Company's and their individual performance for 1998; (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees; (iii) the exercise price and expiration date of these options; and (iv) the estimated potential realizable values assuming certain stock price appreciation over the ten-year option term.

                                          Individual Grants
                         ---------------------------------------------------
                                                                              Potential Realized
                                                                                     Value
                                                                               at Assumed Annual
                           Number of     % of Total                          Rates of Stock Price
                          Securities    Options/SARs                             Appreciation
                          Underlying     Granted to   Exercise or             for Option Term(4)
                         Options/SARs    Employees    Base Price  Expiration ---------------------
          Name           Granted(1)(2) in Fiscal Year   ($/Sh)     Date(3)       5%        10%
          ----           ------------- -------------- ----------- ---------- ---------- ----------
Frank C. McDowell.......    160,000         19.4%       $26.00     5/11/09   $2,616,202 $6,629,969
                              4,865          0.6%       $25.81     2/13/07   $   54,952 $  130,293
                              8,215          1.0%       $25.81     8/26/06   $   88,124 $  206,157
                             25,253          3.1%       $25.81      6/5/05   $  217,358 $  492,007
LeRoy E. Carlson........     31,000          3.8%       $26.00     5/11/09   $  506,889 $1,284,556
Bruce C. Ward...........     25,000          3.0%       $26.00     5/11/09   $  408,782 $1,035,933
John H. Nunn............     30,000          3.6%       $26.00     5/11/09   $  490,538 $1,243,119
Lauren L. Barr..........     24,000          2.9%       $26.00     5/11/09   $  392,430 $  994,495
                              1,804          0.2%       $25.25     8/28/05   $   15,492 $   35,145
                              3,683          0.4%       $25.25     8/29/04   $   25,616 $   56,588

--------
(1) All options shown in the table were granted under the 1999 BRE Stock Incentive Plan. The exercise price is 100% of the fair market value of the Common Stock on the date of grant. All options held by Messrs. McDowell, Carlson, Nunn and Ward may become immediately exercisable upon termination of employment following a change in control. See Employment Contracts and Termination of Employment and Change in Control Arrangements. Messrs. McDowell, Carlson and Nunn and Ms. Barr immediately exercised, upon grant, options for 10,000, 6,000, 5,000 and 4,000 shares, respectively. See Stock Loans.

(2) The right to receive reload options was given in connection with some options. The reload options enable the named executive officers to purchase a number of shares of Common Stock equal to the number of shares of Common Stock delivered by him or her to exercise the underlying option. The effective date of the grant of the reload options will be the date the underlying option is exercised by delivering shares of Common Stock to the Company. The reload options have the same expiration date as the underlying options and will have an exercise price equal to the fair market value of the Common Shares as of the effective date of the grant of the reload options. Included in the amounts shown are reload options granted for Mr. McDowell and Ms. Barr of 38,333 and 5,487 shares, respectively.
(3) The options have a term of ten years, subject to acceleration upon a change in control or termination.
(4) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock and the continued employment of the executive officer holding the option through its vesting period.

Option Grants on January 28, 2000

  On January 28, 2000, the Compensation Committee approved the following option grants to the named executive officers under the 1999 BRE Stock Incentive Plan:

                                                                      Options
      Name                                                            Granted
      ----                                                            -------
      Frank C. McDowell.............................................. 210,000(1)
      LeRoy E. Carlson............................................... 110,000(2)
      Bruce C. Ward..................................................     --
      John H. Nunn...................................................  67,500(3)
      Lauren L. Barr.................................................  30,000(4)

--------
(1) Includes 10,000 shares to be exercised immediately related to a stock loan (see Stock Loans).
(2) Includes 10,000 shares to be exercised immediately related to a stock loan (see Stock Loans).
(3) Includes 7,500 shares to be exercised immediately related to a stock loan (see Stock Loans).
(4) Includes 5,000 shares to be exercised immediately related to a stock loan (see Stock Loans).

  The above options were granted at the market price of the Common Stock on the date of grant.

Aggregated Option Exercises in 1999 and Year-End Option Values

  The following table sets forth: (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during 1999 by each of the named executive officers;
(ii) the total number of all outstanding unexercised options held by the named executive officers at the end of 1999; and (iii) the aggregate dollar value of all such unexercised options based on the excess of the market price of the Common Stock over the exercise price of the option.

                                                   Number of Securities      Value of Unexercised
                          Number of               Underlying Unexercised         In-the Money
                           Shares                Options/SARs at 12/31/99   Options at 12/31/99(3)
                         Acquired on    Value    ------------------------- -------------------------
                         Exercise(1) Realized(2) Exercisable Unexercisable Exercisable Unexercisable
                         ----------- ----------- ----------- ------------- ----------- -------------
Frank C. McDowell.......   58,333     $420,309     35,000       397,568      $26,875     $305,831
LeRoy E. Carlson........    6,000           --     52,591        63,000      $14,813     $ 29,625
Bruce C. Ward...........       --           --     10,000        40,000           --           --
John H. Nunn............    5,000           --     22,071        57,000      $ 9,875     $ 19,750
Lauren L. Barr..........   12,859     $ 85,125     23,288        58,323      $77,359     $ 42,312

--------
(1) The amounts shown for Messrs. McDowell, Carlson and Nunn and Ms. Barr include 10,000, 6,000, 5,000 and 4,000 shares, respectively, for the immediate exercise of stock options granted; these shares represent collateral for stock loans. There was no value realized for these shares. See Stock Loans.

(2) Value realized is calculated by subtracting the total exercise price from the market value of the underlying Common Stock on the date of exercise. For the options exercised for stock loans on the date of grant, the exercise price was equal to the market price at the time of exercise.
(3) The market value of the Company's Common Stock at December 31, 1999 was $22.69 per share.

Retirement Plan (401(k) Plan)

  The Company's Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Retirement Plan, participating employees (including the named executive officers) may contribute up to 15% of their compensation, but not exceeding the amount allowed under applicable tax laws ($10,000 in calendar 1999), and the Company contributes 75% of the first 4% of the employee's contribution. All employees of the Company with six months of service are eligible to participate in the Retirement Plan. The Company's contributions on behalf of employees who have been employed with the Company (including prior service for certain entities acquired by the Company) for at least five years are fully vested.

Stock Loans

  Since 1995, the Board has approved five-year loans aggregating $3,538,282 to the named executive officers for the purpose of immediately exercising a portion of stock options granted on the date of the loan (the "Stock Loans"). The first of these loans was granted to Mr. McDowell on June 5, 1995, the date of commencement of his employment with the Company. Similar loans were granted to Messrs. Carlson and Nunn and Ms. Barr. See Employment Contracts and Termination of Employment and Change in Control Arrangements--Mr. McDowell-- Stock Loan. A provision in Mr. McDowell's employment agreement entitles him to the financial equivalent of an annual stock loan for 10,000 shares of Common Stock if certain Company performance goals are met. See Employment Contracts and Termination of Employment and Change in Control Arrangements--Mr. McDowell--Future Awards. The Board has adopted the practice of making similar annual performance grants to the other named executive officers.

  The following table summarizes certain information concerning the Stock Loans granted:

                                                           To Exercise
                                                   Loan    Option for   Interest
                       Date                       Amount  No. of Shares  Rate(1)
                       ----                      -------- ------------- --------
   January 28, 2000
    McDowell.................................... $225,625    10,000        6.9%
    Carlson..................................... $225,625    10,000        6.9%
    Nunn........................................ $169,219     7,500        6.9%
    Barr........................................ $112,813     5,000        6.9%
   May 11, 1999
    McDowell.................................... $260,000    10,000        6.0%
    Carlson..................................... $156,000     6,000        6.0%
    Nunn........................................ $130,000     5,000        6.0%
    Barr........................................ $104,000     4,000        6.0%
   March 2, 1998
    McDowell.................................... $268,750    10,000        5.4%
    Carlson..................................... $134,375     5,000        5.4%
    Nunn........................................ $134,375     5,000        5.4%
    Barr........................................ $ 80,625     3,000        5.4%
   February 13, 1997
    McDowell.................................... $123,125     5,000        5.4%
    Carlson..................................... $123,125     5,000        5.4%
    Nunn........................................ $123,125     5,000        5.4%
   August 26, 1996
    McDowell.................................... $200,000    10,000        6.6%
   March 15, 1996 (2)
    Carlson..................................... $177,500    10,000        7.1%
    Nunn........................................ $177,500    10,000        7.1%
   June 5, 1995
    McDowell.................................... $612,500    40,000       8.25%

--------
(1) Payable quarterly except for Mr. McDowell's loans, for which interest accrues subject to forgiveness for loans made before January 28, 2000. The interest rate is equal to the dividend yield on the Common Stock purchased on the loan date.
(2) Does not include $50,000 in interest-free loans to each of Messrs. Carlson and Nunn. See Employment Contracts and Termination of Employment and Change in Control Arrangements--Messrs. Carlson and Nunn--Interest-Free Loans.

  These loans are collateralized by the purchased shares with full recourse to the named executive officers. The loans made before 1999 are forgivable in whole or in part upon the achievement of Company performance goals related to growth in assets, growth in FFO per share relative to peers and stock price multiple relative to peers. The loans made in 1999 are forgivable in whole or in part upon the achievement of Company performance goals related to growth net operating income for comparable (same-store) apartment communities relative to peers, growth in FFO per share relative to peers and stock price multiple relative to peers. The loans made in 2000 do not have any forgiveness provisions. In addition, all loans are also forgivable in whole or in part under certain circumstances similar to the forgiveness applicable to Mr. McDowell's June 5, 1995 loan as described in Employment Contracts and Termination of Employment and Change in Control Arrangements --Mr. McDowell-- Stock Loan, Certain Severance Benefits and Messrs. Carlson and Nunn --Certain Severance Benefits. Upon termination, the Stock Loans that have forgiveness provisions are forgiven pro rata for the measurement periods, but the same performance goal criteria are used. Although certain of the performance goals have been attained, loan forgiveness will not occur until the five-year term ends.

Employment Contracts and Termination of Employment and Change in Control Arrangements

 Mr. McDowell

  Effective June 5, 1995 (the "Commencement Date"), the Company entered into a five-year employment agreement with Mr. McDowell. Certain material terms of the agreement are as follows:

  Base Salary and Annual Incentive Bonus. Mr. McDowell receives a current base salary of $375,000 per year and is eligible to receive an annual incentive bonus targeted at 50% of base salary and up to 100% of base salary based on achievement of predefined operating or performance criteria established by the Board, with emphasis on growth in FFO per share (the "Annual Criteria").

  Stock Loan. Upon the commencement of his employment with the Company, Mr. McDowell received a loan of $612,500 to exercise options to purchase 40,000 shares of Common Stock (at an exercise price of $15.32 per share) issued on that date (the "McDowell Stock Loan"). The McDowell Stock Loan bears interest at 8.25% per annum, compounded annually, with all principal and accrued interest payable in full on June 5, 2000 (the "Payment Date"); provided, however, that repayment of any principal and accrued interest under the McDowell Stock Loan (the "Loan Amount") will be forgiven in accordance with the following formulas (the "Performance Formulas"): (i) 20% of the Loan Amount will be forgiven if the gross book value of the Company's equity investments in real estate, investments in limited partnerships and mortgages is $937 million or more on the Payment Date, and a pro rata portion of 20% of the Loan Amount will be forgiven if such value is between $791 million and $937 million; (ii) 20% of the Loan Amount will be forgiven on the Payment Date if, on the second anniversary date of the McDowell Stock Loan, there has been an increase in FFO per share of the Common Stock for the two year period ending April 30, 1997 which is at or above the 80th percentile of the ten largest publicly traded multifamily real estate investment trusts (the "Indexed REITs") for a comparable period, and a pro rata portion of 20% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; (iii) 30% of the Loan Amount will be forgiven if, on the Payment Date, there has been an increase in FFO per share of Common Stock for the three year period ending April 30, 2000 which is at or above the 80th percentile of the Indexed REITs, and a pro rata portion of 30% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; and (iv) 30% of the Loan Amount will be forgiven if, as of the Payment Date, the average of the FFO multiples of Common Stock as of December 31 of each of the five preceding years (computed in each case by dividing the market price of Common Stock on the last trading day of the calendar year by the preceding twelve months' FFO) is at or above the 80th percentile of the average multiple of the Indexed REITs for the same five year period, and a pro rata portion of 30% of the Loan Amount will be forgiven if such multiple is within the 50th and 80th percentiles. In addition, repayment of a pro rata portion of the Loan Amount will be forgiven by the Company upon termination of Mr. McDowell's employment under the circumstances described in Certain Severance Benefits. Each of Mr. McDowell's subsequent loans granted in 1996 through 1998 have substantially the same terms as the McDowell Stock Loan. The stock loan made to Mr. McDowell in 1999 replaced formula (i) above with a formula allowing a forgiveness of up to 20% of the Loan Amount based on the Company's "same-store" (i.e., those apartment communities owned and stabilized for two full years ending on December 31 of each applicable year) growth in net operating income ("NOI", i.e., the excess of property income over property expense, excluding interest and depreciation). If the five year average of the Company's same-store growth in NOI is at or above the 80th percentile of the average of the same-store growth in NOI of the Indexed REITs for the same five year period, 20% of the Loan Amount will be forgiven; and a pro rata portion of 20% of the Loan Amount will be forgiven if such multiple is within the 50th and 80th percentiles. The stock loan made to Mr. McDowell in 2000 does not have any provision for forgiveness. See also Stock Loans.

  Future Awards. Mr. McDowell will receive annual long-term incentive awards which, assuming achievement of applicable performance goals, will provide Mr. McDowell with the financial equivalent of (i) a forgivable performance-based five-year loan to purchase 10,000 shares of Common Stock pursuant to an immediately exercisable stock option, on terms similar to the McDowell Stock Loan (see Stock Loan above), and (ii) performance options to purchase 100,000 shares of Common Stock at market value on the date of award (see Option Grants in 1999).

  Certain Severance Benefits. If at any time during the five-year employment term the employment of Mr. McDowell is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

  (i) Termination by the Company Without Cause. If Mr. McDowell is terminated without cause, Mr. McDowell would receive a lump sum payment equal to his then base salary, plus an amount equal to the average of his annual bonus, if any, over the most recent two years, and the Loan Amount for loans made before 2000 would be reduced based on a pro rata application of the Performance Formulas (the "Performance Adjustment"), taking into consideration the number of full months worked and the Company's performance data through the last quarter ended 45 days or more prior to the termination date.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, Mr. McDowell or his estate will receive a lump sum payment equal to the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to the date of death or disability), calculated on a pro rata basis to the date of termination. In addition, the McDowell Stock Loan would be forgiven based on the Performance Adjustment, with any balance payable 15 days after termination.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation would be payable to Mr. McDowell and the outstanding balance of the McDowell Stock Loan, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

  (i) Termination by the Company Without Cause or by Mr. McDowell for Good Reason. If Mr. McDowell is terminated without cause within 12 months following a Change in Control (defined to include, without limitation, the acquisition by a person or group of the beneficial ownership of 50% or more of the Company's outstanding securities and certain changes in the Board of Directors resulting from proxy contests or other actions by a person or group with beneficial ownership of 5% or more of the Company's outstanding securities), or if Mr. McDowell terminates his employment for Good Reason (defined as material changes in the executive's duties, responsibilities or authority or the Company's relocation of the executive outside of San Francisco) within 12 months after a Change in Control, he would receive the following benefits: (a) a lump sum payment equal to (x) two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years, if any (based on his current base salary of $375,000 and assuming average incentive compensation in the maximum amount of $375,000, this payment would be $1,500,000) plus (y) the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to date), calculated on a pro rata basis to the date of termination; (b) all unvested stock options held by Mr. McDowell would vest and be exercisable for a period of three months; and (c) the McDowell Stock Loan would be forgiven based on the Performance Adjustment, with any balance payable upon termination.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, Mr. McDowell or his estate would receive the same benefits described in paragraph (a)(ii) above.

  (iii) Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by Mr. McDowell without Good Reason within 12 months following a Change in Control, he would receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any ($750,000 assuming a $375,000 base salary and maximum incentive bonus). The outstanding balance of the McDowell Stock Loan would be due on such termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation would be payable to Mr. McDowell and the outstanding balance of the McDowell Stock Loan, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

  Any of the foregoing amounts payable to Mr. McDowell following a Change in Control is subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

 Messrs. Carlson and Nunn

  Effective March 15, 1996, the date of the merger with RCT, the Company entered into employment agreements with LeRoy E. Carlson and John H. Nunn. Each agreement was for an initial term of two years, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Certain material terms of these agreements are as follows:

  Base Salary. Mr. Carlson currently receives a base salary of $275,000 and Mr. Nunn currently receives a base salary of $240,000. Each base salary will be subject to review each year with an expectation that the base salary will increase in an amount at least equal to any increase in the Consumer Price Index for the San Francisco Bay Area over the preceding twelve months.

  Annual Incentive Bonus. Each executive shall be eligible to receive an annual incentive bonus targeted at 30% of base salary. The amount of the annual bonus will be based on the achievement of predefined operating or performance goals and other criteria established by the Chief Executive Officer or the Compensation Committee of the Board.

  Interest-Free Loans. Upon their employment, Messrs. Carlson and Nunn each received a $50,000 interest-free recourse loan (an "Interest-Free Loan") to be forgiven either on the fifth anniversary of the date of employment, or upon earlier termination of employment under the circumstances described in Certain Severance Benefits. See also Stock Loans.

  Certain Severance Benefits. If, at any time during any automatic one-year renewal period, the employment of Messrs. Carlson or Nunn is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

  (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to his then annual base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any. In addition, the Interest-Free Loan will be forgiven and the Stock Loans will be forgiven based on a Loan Amount for loans made before 2000 as reduced based on a pro rata application of the Performance Formulas (the "Performance Adjustment"), taking into consideration the number of full months employed and the Company's performance data through the last quarter ended 45 days or more prior to the termination date.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump sum payment equal to the annual bonus the executive would have received for the fiscal year in question, if any (based on the previous or average annual bonus amounts), calculated on a pro rata basis to the date of termination. In addition, the Interest-Free Loan will be forgiven and the Stock Loans made prior to 2000 will be forgiven based on the Performance Adjustment.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

  (i) Termination by the Company Without Cause or by the Executive for Good Reason. If the executive is terminated without cause within 12 months following a Change in Control or if the executive terminates his employment for Good Reason within 12 months after a Change in Control, the executive will receive the following benefits: (a) a lump sum payment equal to two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years, if any; (b) all unvested stock options held by the executive would vest and be exercisable for a period of three months; and (c) the Interest-Free Loan would be forgiven and the Stock Loans made prior to 2000 would be forgiven based on the Performance Adjustment, with any balance due immediately.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, the executive will receive the same benefits described in paragraph (a)(ii) above, reduced on a pro rata basis to the date of termination.

  (iii) Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by the executive without Good Reason within 12 months following a Change in Control, the executive will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any. The outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be due on such termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  Any of the foregoing amounts payable to Messrs. Carlson and Nunn following a Change in Control are subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

 Mr. Ward

  Effective January 26, 1998, the Company entered into an Employment Agreement with Bruce C. Ward for a term of three years unless otherwise terminated in accordance with its terms. Certain material terms of the Agreement are as follows:

  Base Salary. Mr. Ward receives a current base salary of $250,000 per year. Mr. Ward's base salary will be subject to review each year based on Mr. Ward's performance subject to approval of the Board or its Compensation Committee.

  Annual Incentive Bonus. Mr. Ward shall be eligible to receive an annual incentive bonus targeted at 40% of base salary. The annual bonus will be based on the achievement of predefined operating or performance goals and other criteria set by the Chief Executive Officer; however, the actual amount of the annual incentive bonus shall be subject to approval of the Board of Directors or its Compensation Committee.

  (a) Termination Other Than In Connection With A Change In Control.

  (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to his then annual salary plus an amount equal to his annual bonus that the executive would have received for the fiscal year in question, if any.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump sum payment equal to the annual bonus that the executive would have earned for the fiscal year in question, if any.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation will be payable to the executive.

  (b) Termination Following A Change In Control.

  (i) Termination by the Company Without Cause or by the Executive with Good Reason. If the executive is terminated without cause or if the executive terminates his employment for Good Reason, the executive will receive: (a) a lump sum payment equal to two times his base salary plus an amount equal to two times the annual bonus the executive would have received for that fiscal year, if any, and (b) all unvested stock options, if any, held by the executive would vest and be exercisable for a period of three months.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, Mr. Ward will receive the same benefits described in (a)(ii) above.

  (iii) Voluntary Termination Without Good Reason. Upon voluntary termination of employment by executive without Good Reason, the executive will receive a lump sum payment from the Company equal to his base salary plus the annual bonus he would have received for the fiscal year in question, if any.

  (iv) Termination for Cause. Upon termination for "cause" by the Company, no further compensation will be payable to the executive.

  Any of the foregoing amounts payable to the executive following a Change in Control is subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION
                             OF EXECUTIVE OFFICERS

Compensation Policies Affecting Executive Officers

 General

  The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of outside directors.

  The objective of the Company's executive compensation program is to develop and maintain executive reward programs which contribute to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants, incentive stock loans and, on occasion, restricted share grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

  Each year, the Committee reviews executive compensation in light of the Company's performance during the year against previously defined objectives and compensation data at companies that are considered comparable for Company performance purposes. In reviewing the Company's performance during 1999, the Committee considered a variety of additional factors. FFO per share increased approximately 10.5% from 1998 levels, which placed the Company's performance in the mid-range of the ten largest multifamily REITs (the "Comparable Group") and "same store" net operating income increased approximately 6% for the year, which was among the highest of the Company's Comparable Group. Also during 1999, the Company completed the integration of the properties, operations and employees acquired in the November 1997 transaction with Trammell Crow Residential-West. That transaction added 16 completed apartment communities totaling 4,786 units, eight development properties totaling approximately 2,445 units, as well as development, construction and third-party property management capabilities. During 1999, delivered development volume totaled 2,121 units, and acquisition volume provided an additional 628 units. Although total shareholder return, taking into account dividends paid and stock price appreciation, was negative for the year, the Company's FFO multiple, an indication of price performance, was in the upper third of its Comparable Group.

 Base Salary

  Base salary levels of the Company's key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individuals, a comparison with comparable companies in the real estate industry and the Committee's desire to achieve the appropriate mix between fixed compensation and incentive based compensation. In its determination of comparable companies, the Committee gives primary consideration to comparable companies included in the equity REIT peer group used for the five-year comparison of total shareholder return (see Comparative Stock Performance). Salary information about comparable companies is surveyed by reference to public disclosures made by companies in the real estate industry. In addition, during 1999, the Committee used salary survey data supplied by an outside compensation consultant. A change in a key executive's compensation from the previous year may reflect factors such as performance, changes in responsibility, contract provisions relative to inflation and adjustments to maintain a level of consistency with industry practices.

 Annual Cash Incentives

  The annual cash incentive is designed to provide a short-term (one year) incentive to executive officers with the potential award based on a percentage of an executive's base salary. For 1999, incentive awards were based on the achievement of predetermined corporate expectations and a determination of an executive's performance compared to specific objectives agreed upon by the executive and the Committee at the start of the year. In addition, the Committee used survey data supplied from the Company's outside compensation consultant relative to total cash compensation, including salary and cash incentive awards. For the executive officers other than the CEO, targeted annual cash incentive awards are a percentage of base salary determined by the Committee; for the CEO, the targeted annual cash incentive award is 50% of base salary with a maximum annual award of 100% of base salary. The Summary Compensation Table shows cash incentive bonuses paid to the named executive officers for 1999 based on such performance.

 Stock Options

  Stock options are designed to provide long-term (ten year) incentives and rewards tied to the price of the Common Stock. The Committee believes that stock options, which provide value to participants only when shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Common Stock by executive officers. However, accumulation and retention of shares of Common Stock by officers is strongly encouraged. In order to facilitate share ownership and retention, in 1998 the Company implemented a program whereby certain executives may receive reload options, which continued through 1999.

  Stock options are awarded annually following the close of each year. The Company does not adhere to any firmly established formulas for the issuance of options to employees. In 1998, the Company extended the program of granting stock options to additional qualified employees at the community management level and above. In 1999, this program was continued. The Option Grants in 1999 table shows the options granted to the named executive officers during 1999 for 1998 performance. In determining the size of the grants to the named executive officers, the Committee assessed relative levels of responsibility, Company and individual performance and the long-term incentive practices of other comparable companies.

  In accordance with the provisions of the 1999 BRE Stock Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Company's Common Stock.

 Incentive Stock Loans

  Pursuant to the 1999 BRE Stock Incentive Plan, in 1999 the Company funded $650,000 aggregate principal amount of incentive stock loans to the named executive officers. As more fully described in Stock Loans, these loans were used to exercise some of the options granted to the named executive officers under the Plan, and repayment of these loans may be forgiven in whole or in part upon achievement of certain Company performance goals, including same-store growth in operating income from comparable projects versus the Comparable Group, FFO per share growth versus the Comparable Group and the trailing FFO multiple versus the Comparable Group. The Committee believes that these loans, by encouraging management's acquisition and retention of shares of Common Stock and by tying forgiveness to Company performance, provide even greater incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. The Company's 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer's vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond the Company's control. Although the Company generally seeks to preserve the federal income tax deductibility of compensation paid, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. For 1999, the Committee anticipates that approximately $5,000 of compensation to Mr. McDowell will be subject to the deduction limitations of Section 162(m).

CEO Performance Evaluation

  For 1999, the Committee evaluated Mr. McDowell's performance based on the factors discussed above under the caption "General," with particular emphasis on the achievement of operating, portfolio and performance objectives, growth in FFO per share and same store net operating income and corporate performance relative to multifamily peer groups. Based on these factors and Mr. McDowell's individual performance, in 2000 he received 50% of his potential maximum annual cash incentive together with the incentive stock loan and stock option grants described in Stock Loans and Option Grants on January 28, 2000.

  The foregoing report is given by the members of the Compensation Committee, namely:

                                          L. Michael Foley, Chairman
                                          John McMahan
                                          Gregory M. Simon

                         COMPARATIVE STOCK PERFORMANCE

  The line graph below compares the cumulative total shareholder return on the Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the NAREIT Equity REIT Total Return Index over the same period. This comparison assumes that the value of the investment in the Common Stock and in each index was $100 on December 31, 1994 and that all dividends were reinvested(/1/).

Value of investment(/2/):
                             [GRAPH APPEARS HERE]

                         12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                         -------- -------- -------- -------- -------- --------
BRE Properties.......... $100.00  $124.92  $185.68  $223.39  $207.30  $202.64
S&P 500................. $100.00  $137.43  $168.98  $225.37  $289.78  $350.72
NAREIT Equity REIT
 Index.................. $100.00  $115.27  $155.92  $187.51  $154.69  $147.54

--------
(1) BRE's Common Stock performance data is provided by SNL Securities, which calculates investment results using the ex-dividend date. The S&P Index and NAREIT Equity REIT Total Return Index data are provided by NAREIT, which calculates reinvestment results using the dividend payable date. The NAREIT Equity REIT Total Return Index includes 167 companies with aggregate equity capitalization (excluding operating company units) of approximately $118 billion.

(2) Indicates appreciation of $100 invested on December 31, 1994 in the Common Stock, S&P 500, and NAREIT Equity REIT Total Return Index securities, assuming reinvestment of dividends discussed above.

                           AMENDING THE AMENDED AND
                            RESTATED NON- EMPLOYEE
                          DIRECTOR STOCK OPTION PLAN
                              (Proxy Item No. 2)

  The Company's Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan") provides for the grant of stock options to non-employee directors of the Company in lieu of cash compensation. On January 27, 2000, the Board of Directors amended the Director Plan subject to approval of the Company's shareholders.

  The Director Plan was originally adopted and approved by the shareholders in 1994. On March 12, 1996, the shareholders approved amendments to the Director Plan providing for (a) automatic annual grants of options to purchase 25,000 shares of Common Stock to each non-employee director of the Company, such options to be in lieu of annual retainer and meeting fees payable, and (b) annual incentive grants of additional options for 5,000 shares to each non-employee director following any year that a stated performance standard is met. On April 14, 1998, the shareholders approved amendments providing for (i) increasing the shares available under the Director Plan from 800,000 to 1,550,000 shares of Common Stock, (ii) providing for additional option grants for up to 8,000 shares per year per non-employee director for service on Board committees, (iii) modifying the annual incentive grant formula to provide for options for up to 5,000 shares per year, (iv) providing for payment of the exercise price and tax withholding using shares of Common Stock owned by a director, (v) providing for "reload" option grants in order to incentivize the directors to exercise options at an early date and to retain shares acquired upon the exercise of options, (vi) providing for acceleration of vesting of Director Plan options upon a change in control (as defined in the Director
Plan) or upon a merger or similar transaction where the Company is not the surviving entity unless the transaction does not involve a change in control and the surviving entity assumes the options, and (vii) updating and conforming the Director Plan to recent amendments to SEC Rule 16b-3. The currently proposed amendment would increase the shares available for grant under the Director Plan from 1,550,000 to 2,300,000.

  The purpose of the Director Plan is to attract and retain experienced and knowledgeable persons to serve as directors through participation in stock ownership of the Company. The following summary of certain provisions of the Director Plan does not purport to be complete and is qualified in its entirety by reference to the Director Plan document, which is appended to this proxy statement.

  The Director Plan is designed to compensate the non-employee directors with stock options in lieu of annual retainer and Board and committee meeting fees. In addition to conserving cash, the Board believes that the Director Plan will increase the directors' proprietary interest in the Company and help align their interests with those of the shareholders. The number of annual options is based upon an estimated valuation of the options (including the possibility of the options having no value) in comparison to the cash retainer and meeting fees that might otherwise be payable to the directors in light of their time commitment and contributions to the Company, which includes monthly Board meetings and numerous committee meetings (see Board and Committee Meetings; Compensation of Directors). Valuation changes in future years would not, however, affect the number of options granted.

Annual Stock Options

  Options for 25,000 shares of Common Stock are automatically granted to each director who is not an employee, on the date he or she becomes a director, and for an additional 25,000 shares on each subsequent anniversary date. The Chairman of the Board receives annual options totaling 50,000 shares. Additionally, annual option grants for 2,000 shares are awarded for each Board committee a non-employee director (other than the Chairman of the Board) serves and 6,000 shares are awarded for serving as chairman of a committee, subject to a maximum of 8,000 shares annually for all committee service.

Annual Incentive Grants

  If during the preceding year the growth in the Company's FFO per share, as determined by reference to the Company's annual consolidated financial statements, placed the Company above the 80th percentile in this category for the ten largest publicly traded multifamily REITs, the Director Plan provides for an option for an additional 5,000 shares, to be granted annually to each non-employee director. If the growth in FFO per share placed the Company between the 50th and 80th percentile, the grant would be reduced ratably from 5,000 shares, so that at or below the 50th percentile the option grant would be for zero. These options are fully vested upon grant.

Reload Options

  When a non-employee director exercises a Director Plan option using already-owned shares of Common Stock, the director will automatically receive a new option for the amount of shares so delivered plus any shares delivered, or withheld from the exercise, to pay applicable withholding taxes. This reload option will be at strike price equal to the then current market price and have a term expiring on the same date as the original option that was exercised. The reload option will only vest and become exercisable if the director holds the "new" shares acquired upon exercise of the original option for 18 months or, if sooner, until 12 months prior to the expiration date of the reload option. However, a reload option will vest earlier upon either (i) a change in control (as defined in Director Plan subparagraph 4(e)), (ii) a director's retirement from the Board, or (iii) the director's death or disability, or personal hardship as determined by the Compensation Committee. The exercise of a reload option using stock will result in a further reload option being granted. Reload options will not be granted when a Director Plan option is exercised by a person who is no longer a director.

  The Board believes that the availability of reload options under the Director Plan will encourage directors to exercise their options at an early date rather than wait until near expiration, in that the reload concept in effect affords the directors the benefit of the original option for the entire option term, while permitting them to increase their current share holdings.

Option Terms

  All options granted under the Director Plan must have an exercise price which is not less than the fair market value of the shares on the date of grant, which is defined in the Director Plan as the closing sale price on the NYSE on the date of grant. Options granted under the Director Plan, other than reload options, have a term of ten years and become exercisable as to one-twelfth of the shares per month, so that the options are fully vested by the first anniversary of the date of grant. Once vested, the options remain exercisable for the duration of the ten-year option term. Director Plan options are not transferable in any manner other than by will or the laws of descent and distribution or as permitted in the Compensation Committee's discretion. As proposed to be amended, the Director Plan allows the directors to pay the exercise price of options by delivering to the Company, instead of cash, shares of Common Stock they already own with a fair market value equal to the exercise price. The amended Director Plan also allows the directors to elect to pay tax withholding on exercise of their options by (i) having the Company withhold from an exercise shares of Common Stock with a fair market value equal to the tax withholding amount or (ii) the director delivering to the Company other shares which the director already owns; the Company then remits to the taxing authorities cash equal to the value of the shares withheld or delivered.

Shares Available under the Director Plan

  Under the proposed amendment, up to 2,300,000 shares of Common Stock will be available for stock options under the Director Plan, subject to anti-dilution adjustments. At March 10, 2000, options were outstanding under the Director Plan for a total of 1,070,534 shares. Therefore, if the proposed 750,000-share increase is approved by the shareholders, there will be authorized for future issuance under the Director Plan a total of 1,060,475 shares, of which options for approximately 115,000 shares will be granted by April 30, 2000.

When already-owned shares are delivered to pay the exercise price of a Director Plan option, only the net shares issued upon exercise will be deemed utilized in the Director Plan; therefore, reload options granted in respect of shares delivered upon exercise of an option will not utilize additional Director Plan shares. Any shares subject to an option (other than a reload option) that expires or terminates shall again be available for grant under the Director Plan.

  In addition to the Director Plan, the Company also has outstanding options, or authorized for future option grants, a total of 3,233,046 shares of Common Stock, consisting of (i) 3,191,713 shares under the Company's 1984 Stock Option Plan, the 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan and (ii) various non-plan options totaling 41,333 shares, including an option for 33,333 shares held by Mr. McDowell.

Duration of the Director Plan

  The Director Plan expires October 1, 2005, although shares of Common Stock can be issued after that date pursuant to options granted prior to that date.

Administration of the Director Plan

  The Director Plan provides that it will be administered by the Board of Directors or the Compensation Committee. Because of the Director Plan's automatic formula provisions, administration does not involve decisions with regard to the granting of stock options. However, the Board or the Compensation Committee is authorized to make certain determinations and to do all things necessary or desirable in connection with the administration of the Director Plan.

Amendment and Termination

  The Board of Directors may amend or terminate the Director Plan at any time, except that no amendment of the Director Plan may become effective without the approval of the shareholders if such amendment increases the maximum number of shares that may be purchased pursuant to the Director Plan, changes the purchase price of Director Plan options, or changes the option term or the expiration date of the Director Plan.

Federal Income Tax Consequences

  Options granted under the Director Plan are subject to the federal income tax consequences applicable to non-qualified stock options. In brief, although the grant of non-qualified stock options is not generally taxable to the optionee, upon exercise the optionee will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price, and the Company will be entitled to a tax deduction in the same amount. The amount included in an individual's income as a result of the exercise of a non-qualified option will be treated as his or her basis in the shares acquired, and any remaining gain or loss on the subsequent sale of the shares will be treated as long-term or short-term capital gain or loss, as the case may be.

Accounting Consequences

  Under generally accepted accounting principles, as currently applied, there would be no accounting charge incurred by the Company with respect to options granted or exercised under the Director Plan. However, under Financial Accounting Standard 123 there is footnote disclosure in the Company's financial statements of the assumed value of the options granted, including reload option grants.

Options Granted to Non-Employee Directors Under the Director Plan

  The following table shows the annual options that may be granted under the Director Plan to the present non-employee directors in lieu of cash compensation, excluding any reload grants.

                                                     Number of Shares
                                             ---------------------------------
                                              Board   Committee     Incentive
                                             Service   Service      Grant(1)
                                             ------- ------------ ------------
Chairman of the Board.......................  50,000 None         up to 5,000
Other Non-Employee Directors................  25,000 up to 8,000  up to 5,000
All Non-Employee Directors as a group (8
 persons)................................... 225,000 up to 56,000 up to 40,000

--------
(1) Assuming the FFO growth per share criterion is achieved.

Vote Required for Approval; Recommendation of Board of Directors

  The approval of a majority of the shares present and voting at the meeting is required to approve the amended Director Plan. The Board of Directors has unanimously approved the amended Director Plan and unanimously recommends that shareholders vote FOR the amended Director Plan. If the amended Director Plan is not approved by the shareholders, the Director Plan as previously in effect will remain in effect.

Principal Shareholders

  The following table indicates the only persons known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of December 31, 1999 and the percentage of the outstanding shares of Common Stock that such shares represented at that date, based on information furnished by such holder or contained in filings made with the Securities and Exchange Commission.

                                                            Number of
                                                            Shares of
                                                             Common   Percentage
                       Name and Address                       Stock   of Shares
                       ----------------                     --------- ----------
   Prudential Insurance Company of America................. 3,139,006    6.8%
    751 Broad Street
    Newark, NJ 07102-3777
   State Farm Insurance Companies.......................... 3,230,803    7.0%
    One State Farm Plaza
    Bloomington, IL 61710

                             SHAREHOLDER PROPOSALS

  Any shareholder who wishes to submit a proposal for presentation at the next Annual Meeting of Shareholders must submit the proposal to BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809,
Attention: Secretary. Such proposal must be received not later than November 28, 2000 for inclusion in the Company's proxy statement and form of proxy relating to next year's Annual Meeting and provided that the proposals are in compliance with applicable laws and regulations.

  Shareholder proposals to be presented at the 2001 Annual Meeting outside the process of Rule 14a-8 of the Securities and Exchange Commission's Proxy Rules must be received by the Company on or before February 11, 2001 or such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission's Proxy Rules.

  A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission. That portion of the Company's Annual Report on Form 10-K, which contains a description of the business experience of the other executive officers, is incorporated herein by reference.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

                      By Order of the Board of Directors

March 27, 2000

  Upon written request of any shareholder entitled to receive this Proxy Statement, the Company will provide, without charge, a copy of its annual report on Form 10-K as filed with the Securities and Exchange Commission. Any such request should be addressed to the Company at 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809, Attention: Investor Relations Department. This request must include a representation by the shareholder that as of March 10, 2000, the shareholder was entitled to vote at the Annual Meeting.

                             BRE PROPERTIES, INC.
                             AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                         (as amended January 27, 2000)

  1. Purpose of the Plan. The purpose of the Non-Employee Director Stock Option Plan (the "Plan") is to attract and retain the services of experienced and knowledgeable non-employee directors, to encourage them to devote their utmost effort and skill to the advancement and betterment of the Company, and to permit them to participate in the ownership of the Company through stock compensation in lieu of cash compensation. This plan amends the Company's Amended and Restated Non-Employee Director Stock Option Plan, as amended prior to January 27, 2000.

  2. Definitions. As used in the Plan and the related Option agreements, the following terms will have the meaning stated below:

    (a) "Board" means the Board of Directors of the Company.

    (b) A "Change in Control" occurs when any person or group, together with its affiliates and associates (other than the Company or any of its subsidiaries or employee benefit plans), acquires direct or indirect beneficial ownership of 32 percent or more of the then outstanding Shares or commences a tender or exchange offer for 40 percent or more of the then outstanding Shares. The terms "group," "affiliates," "associates" and "beneficial ownership" shall have the meanings ascribed to them in the rules and regulations under the Exchange Act.

    (c) "Company" means BRE Properties, Inc., a Maryland corporation.

    (d) "Code" means the Internal Revenue Code of 1986, as amended.

    (e) "Committee" means the Board or its Compensation Committee appointed by the Board to administer the Plan.

    (f) "Exchange Act" means the Securities Exchange Act of 1934.

    (g) The "Fair Market Value" of a Share on any date means the closing price per Share on the New York Stock Exchange for that day (or, if no Shares were publicly traded on that Exchange on that date, the next preceding day that Shares were so traded on that Exchange).

    (h) "Non-Employee Director" means a member of the Board who is not an employee of the Company.

    (i) "Option" means an option to purchase Shares.

    (j) "Optionee" means the holder of an Option.

    (k) "Option Price" means the price to be paid for Shares upon exercise of an Option.

    (l) "Shares" means shares of common stock $.01 par value per share of the Company.

    (m) "Subsidiary" means any corporation or other entity in which the Company owns, directly or indirectly, more than 50 percent of the total combined voting power.

  3. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the power to interpret the Plan and prescribe, amend and rescind rules and regulations relating to it.

  4. Participation in the Plan.

  (a) Annual Grants in Lieu of Director Fees. Non-Employee Directors shall receive the following Options in lieu of cash for serving on the Board and attending meetings of the Board.

    (i) Initial Grants Upon Becoming a Non-Employee Director. Any person who becomes a Non-Employee Director shall automatically receive an Option for 25,000 Shares effective as of the date of their appointment or election to the Board.

    (ii) Subsequent Annual Grants. In addition to the Option grant provided for in subparagraph (i) above, each Non-Employee Director shall automatically receive an additional Option for 25,000 shares on each anniversary of the date of grant of the Option received pursuant to subparagraph (i) above.

  (b) Additional Annual Grant for Chairman of the Board. The Chairman of the Board shall receive, in addition to the annual Option granted under subparagraph (a), an Option for 25,000 Shares upon becoming Chairman and an additional Option for 25,000 Shares on each subsequent anniversary date.

  (c) Additional Annual Grants for Committee Membership. For serving on Board committees, Non-Employee Directors (other than the Chairman of the Board) shall receive an additional annual Option for 2,000 Shares for each committee the director serves on, or for 6,000 Shares for serving as chairman of a committee, to be granted initially on the date this amended Plan is approved by the shareholders of the Company and thereafter on the date a director joins a committee or becomes chairman, and on each subsequent anniversary of the initial grant date; provided that no individual shall receive annual Options for more than 8,000 Shares pursuant to this subparagraph 4(c).

  (d) Annual Incentive Grants. In addition to the Options granted pursuant to subparagraphs (a)-(c) above, each Non-Employee Director shall receive an Option for the number of Shares set forth in the table below, following any fiscal year of the Company that the growth in the Company's funds from operations per share from the prior year, as determined by reference to the Company's annual consolidated financial statements, exceeds the 50th percentile of the ten largest publicly-traded multifamily Real Estate Investment Trusts based on total assets:

       Percentile                        No. of Shares
       ---------- ----------------------------------------------------------
       80-100     5,000
       50-80       5,000 multiplied by X/30, with X equal to the percentile
                   above 50
                   (e.g., the 70th percentile = 20/30 x 5,000 = 3,333
                   Shares)
       0-50       zero

  The grant date for Options granted pursuant to this paragraph shall be the date, following publication of the Company's annual consolidated financial statements, that the reference information for the comparison REITs first becomes available.

  (e) Reload Grants. In the event an Optionee (1) exercises, in whole or in part, any Option granted under this Plan (including an Option granted under this Section 4(e)) by delivering (or attesting to ownership of) Shares instead of paying cash, as permitted by subparagraph 7(c), or (2) pays tax withholding by delivering Shares, or having Shares withheld, as permitted by subparagraph 7(g), the Optionee, if then still a Non-Employee Director, shall automatically receive on the date of such exercise a new Option (a "Reload Option") to purchase additional Shares equal to the number of Shares so delivered to, or withheld by, the Company. The Reload Option shall have an exercise price equal to the Fair Market Value per Share on the date the Reload Option is granted, shall expire the same date as the expiration date of the original Option so exercised, and shall vest and become exercisable if the Optionee holds all of the new Shares purchased (net of Shares withheld to pay taxes) under the original Option until the first to occur of (i) 18 months after grant of the Reload Option or (ii) 12 months before the expiration of the Reload Option. However, a Reload Option shall vest sooner upon the occurrence of any of the following: (a) a Change in Control, (b) the Optionee's retirement from the Board, or (c) the Optionee's death, disability, or personal hardship as determined by the Committee.

  5. Shares Subject to Plan. The maximum number of Shares which may be issued pursuant to Options under the Plan shall be 2,300,000, subject to adjustment in accordance with Section 8. In the event that any outstanding Option (other than a Reload Option) shall expire or terminate for any reason, the Shares allocable to the unused portion of that Option will again be available for additional Options under the Plan. If an Option is exercised by delivery of Shares as permitted by subparagraph 7(c), only the number of Shares issued upon exercise net of the Shares so delivered shall be deemed utilized for purposes of determining the maximum number of Shares available for future Options under the Plan.

  6. Transferability. Except as permitted by the Committee in accordance with the rules and regulations promulgated under the Exchange Act with respect to any exemption from the short-swing profit provisions of Section 16(b) of that Act, Options granted under the Plan shall not be transferable by the holder other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

  7. Terms and Conditions of Options. The Options granted hereunder will not be "incentive stock options" under Section 422 of the Code. Each Option Agreement shall state the number of Shares subject to the Option, the Option Price, the Option period, the method of exercise, the manner of payment, any restrictions on transfer, and such other terms and conditions as the Committee shall determine consistent with the Plan and the following:

    (a) Option Price. The price to be paid for Shares upon the exercise of an Option shall be 100% of the Fair Market Value of the Shares on the date the Option is granted.

    (b) Expiration of Option. No Option shall be exercisable after the expiration of ten years from the date of grant. A Reload Option shall expire as provided in subparagraph 4(e).

    (c) Payment of Option Price. Upon exercise of an Option, the Option Price for the Shares to which the exercise relates shall be paid in full (i) in cash or (ii) by delivery to the Company (including delivery by attestation of ownership) of Shares owned by the Optionee and valued at Fair Market Value on the date of exercise; provided that any such already-owned Shares delivered to pay the exercise price, if originally acquired by the Optionee from the Company, shall have been held at least six months.

    (d) Vesting of Options. Each Option granted under subparagraphs 4(a)-(c) shall vest and become exercisable as to 1/12 of the shares subject to the Option on each monthly anniversary date beginning on the grant date of the Option, subject to the Optionee's continuing service as a director, chairman or committee member, so that an Option shall have become fully vested one year after the grant date; provided that upon a Change in Control, all unvested options shall become fully vested. Incentive grants under subparagraph 4(d) shall be fully vested upon grant. A Reload Option shall vest as provided in subparagraph 4(e).

    (e) Termination of Director Status. Termination of an Optionee's status as a director of the Company shall not affect the ability of the Optionee or the Optionee's estate to exercise, until the expiration date thereof, any Options which have vested prior to the termination date.

    (f) Rights as Shareholder. No Optionee shall have rights as a shareholder with respect to Shares acquired under the Plan unless and until the stock certificates for such Shares are delivered to him or her.

    (g) Tax Withholding. Option exercises are subject to withholding of all applicable taxes, which withholding shall be satisfied by the Optionee's cash remittance or (to the extent permitted by the Committee) through the delivery or surrender to the Company of Shares, valued at Fair Market Value, which the Optionee owned prior to exercise or to which the Optionee is otherwise entitled upon exercise of an Option; provided that any such already-owned Shares delivered to pay withholding taxes, if originally acquired by the Optionee from the Company, shall have been held at least six months.

  8. Capital Adjustments; Reorganization. The aggregate number of Shares with respect to which Options may be granted hereunder, the number of Shares thereof covered by each outstanding Option and the purchase price per Share shall be proportionately adjusted for changes in the capitalization of the Company resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares or the like. No fractional shares shall be issued, and any fractional shares resulting from the adjustments contemplated by this subparagraph shall be eliminated from the respective Option.

  If the Company merges or consolidates with another entity and is not the surviving entity, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets while unexercised Options remain outstanding under the Plan, then either (a) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of any outstanding Option shall be entitled, upon exercise of an Option, to receive, in lieu of Shares, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of Shares equal to the number of Shares as to which the Option may be exercised; or (b) all Options, from and after a date at least 30 days prior to the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, shall be exercisable in full and all outstanding Options which are so exercisable prior to the effective date of such merger consolidation, liquidation, sale or other disposition may be canceled by the Committee in its discretion, as of such effective date, against payment to the holder of cash in an amount equal to the estimated fair value of the Options so canceled as determined by the Company's independent financial advisor.

  9. Exchange Act Section 16. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  10. Duration of the Plan. This Amended and Restated Plan, as amended January 27, 2000, shall be deemed effective on January 27, 2000, if no later than March 1, 2001 the Plan has been approved by the affirmative vote of a majority of the outstanding shares of voting stock of the Company present and voting in person or by proxy at a duly held shareholder meeting. If not so approved, the Plan as previously amended shall remain in effect. The Plan shall terminate on October 1, 2005, but may be sooner terminated by the Board at any time. Expiration, termination or amendment of the Plan will not affect any Options then outstanding.

  11. Amendment of the Plan. The Board may amend or terminate the Plan at any time; provided, however, that no such amendment shall, without the approval of the holders of a majority of the outstanding shares of voting stock of the Company present and voting at a duly held shareholder meeting, (i) increase the maximum number of Shares which may be purchased pursuant to the Plan, (ii) change the purchase price, or (iii) change the Option period or increase the time limitation on the grant of Options under the Plan.

                   CHARTER AND POWERS OF THE AUDIT COMMITTEE
               OF THE BOARD OF DIRECTORS OF BRE PROPERTIES, INC.

                                 Organization

  This Charter and Powers ("Charter") of the Audit Committee ("Committee") was prepared and approved by the Board of Directors ("Board") of BRE Properties, Inc. ("Company") on October 25, 1999 to serve as a guideline for the Committee. The Committee shall be comprised of at least three directors who are independent of management. Members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. A member of the Committee who receives compensation from the Company solely for his or her service on the Board or who receives benefits under a tax qualified retirement plan shall be considered independent. All Committee members will be financially literate, and at least one member will have accounting or related financial expertise.

  The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

                              Statement of Policy

  The Committee shall provide assistance to the Board in fulfilling its responsibilities to the shareholders relating to the reliability and integrity of the accounting policies, financial reporting and financial disclosure practices of the Company. Further, in conjunction with counsel and independent accountants, the Committee shall review, as it deems appropriate, the adequacy of and compliance with the system of internal controls of the Company, including compliance by the Company with all applicable laws, regulations and Company policies relating to accounting, financial reporting and financial disclosure.

  The Committee shall remain flexible in response to changing conditions. Not by way of limitation, the Committee shall have the following specific powers and duties:

1. Holding such regular meetings as may be necessary and such special meetings as may be called by the Chair of the Committee or at the request of the Company's independent accountants;

2. Reviewing the performance of the independent accountants and making recommendations to the Board regarding their appointment or termination;

3. Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing the independent accountants' annual engagement letter as appropriate; and directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance;

4. Reviewing with the Board or management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

5. Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

6. Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

7. Obtaining from the independent accountants and internal auditors their recommendations, if any, regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient, if any;

8. Providing an independent, direct line of communication between the Board and the internal auditors and independent accountants;

9. Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Ethics and Conflict of Interest Policy;

10. Reviewing the procedures established by the Company that monitor compliance by the Company with its loan and indenture covenants and restrictions;

11. Reporting to the Board following meetings of the Committee;

12. Maintaining minutes or other records of meetings and activities of the Committee;

13. Reviewing the powers of the Committee and reporting and making recommendations to the Board on these responsibilities;

14. Conducting or authorizing investigations into any matters within the Committee's scope of responsibilities. The Committee shall, at its own discretion, retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

15. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable;

16. The Committee shall reassess this Charter and make recommendations to the Board regarding its revision when and as necessary.

                            [LOGO OF BRE PROPERTIES]



                            [LOGO OF RECYCLED PAPER]
                           Printed on Recycled Paper

PROXY CARD

                             BRE PROPERTIES, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Frank C. McDowell, John McMahan and LeRoy E. Carlson, or any of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of BRE Properties. Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of BRE Properties, Inc. The Annual Meeting will be held in the Way Things Work Auditorium of the Sony Metreon, 101 Fourth Street, San Francisco, California at 10:00 a.m., Pacific Daylight time, on May 16, 2000, and at any adjournment thereof. By signing this Proxy, the undersigned also authorizes each designated proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted FOR election of all nominees for Director and FOR Item 2.

         (Continued, and to be signed and dated on the reverse side).

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH            Please mark
ITEM LISTED BELOW.                                          your votes as   [X]
                                                             indicated in
                                                             this example


1. ELECTION OF DIRECTORS

       FOR all          WITHHOLD AUTHORITY         EXCEPTIONS
   nominees listed   to vote for all nominees
       below              listed below

        [ ]                    [ ]                     [ ]

Nominees: 01 William E. Borsari; 02 Edward E. Mace; and 03 Frank C. McDowell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

Exceptions
          --------------------------------------------------------------------


2. APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN INCREASING THE MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED PURSUANT TO THE PLAN FROM 1,550,000 SHARES TO 2,300,000 SHARES.

                         FOR     AGAINST      ABSTAIN
                         [ ]       [ ]          [ ]

Please sign exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Dated:                 , 2000
      -----------------


----------------------------------------------
         Signature of Shareholder


----------------------------------------------
Votes MUST be indicated in Black or Blue Ink.

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.


-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                   [PHONE ICON]   VOTE BY TELEPHONE OR INTERNET [COMPUTER ICON]
                                                   QUICK *** EASY *** IMMEDIATE

                                   YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:
1.     TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day - 7 days a week
                             There is NO CHARGE to you for this call. - Have your proxy card in hand.
       You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form
------------------------------------------------------------------------------------------------------------------------------------
OPTION 1:                       To vote as the Board of Directors recommends on ALL proposals, press 1
------------------------------------------------------------------------------------------------------------------------------------
                                             When asked, please confirm by Pressing 1.
------------------------------------------------------------------------------------------------------------------------------------
OPTION 2:                       If you choose to vote on each proposal separately, press 0. You will hear these instructions:
------------------------------------------------------------------------------------------------------------------------------------
                                Proposal 1 - To vote FOR ALL nominees, press 1: to WITHHOLD FOR ALL nominees, press 9
                                To WITHHOLD FOR AN INDIVIDUAL  nominee, press 0 and listen to the instructions
                                Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                                             When asked, please confirm by Pressing 1.
                                    The instructions are the same for all remaining proposals.
                                                                or
                                                                --
2.     VOTE BY INTERNET:  Follow the instructions at our Website Address: http://www.eproxy.com/
                                                                or
                                                                --
3.     VOTE BY PROXY:  Mark, sign and date your proxy card and return promptly in the enclosed envelope.
                   NOTE:  If you vote by internet or telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.
                                                      THANK YOU FOR VOTING.
